Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC PROVIDES UPDATE ON 10-K
DELAY AND POTENTIAL RESTATEMENT
Company Will Launch Bond Solicitation,
Discloses Estimated Year-End Liquidity and Debt Position

New York, NY (March 17, 2005) – The Interpublic Group (NYSE: IPG) today indicated in a filing with the Securities and Exchange Commission that it is not yet able to announce a date for the filing of its 10-K and release of earnings for fourth quarter and full year 2004. The company also reiterated that recently identified items may require adjustments to prior period financial statements. The most significant of these items continues to concern acquisitions made from 1996 through 2001, for which the company may have improperly consolidated the results of acquired companies. Other items have also been identified and are being reviewed. Should a restatement be required, it could also affect periods after 2001.

“We have previously disclosed the existence of material weaknesses in internal control. We are continuing to address these vigorously. At this time, we are relying on extensive manual review procedures to augment our existing control processes in order to protect the integrity of our financial statements,” said Interpublic Chairman and CEO Michael Roth. “The filing delay is not related to the high quality of our professional offerings, as evidenced by recent significant account wins. Nor is it a reflection of our company’s true potential. We will, of course, provide further information on our situation as warranted.” The company will host a conference call to update investors and answer questions on April 5, 2005.

The delay in reporting stems from additional internal work and analysis required due to the company’s previously disclosed material weaknesses in internal controls. As previously indicated, the company has identified other material weaknesses, which it described today in a related 8-K filing. The company said its current and planned actions to remediate the weaknesses would extend into its 2006 fiscal year. Interpublic further indicated that its inability to meet the requirements of section 404 of the Sarbanes-Oxley Act should not by itself preclude the company from receiving an unqualified opinion on its financial statements.

As a result of the delay, the company’s first quarter financial statement will not be filed on time and its second quarter report may be delayed. The company also expects that, in

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

accordance with proxy rules, it may be required to postpone its annual meeting until audited financial statements are available.

The company will also seek bondholder consents to amend its bond indentures to provide additional time to meet its reporting obligations to creditors, and is negotiating the necessary waivers and amendments from its bank credit syndicate. The company indicated that its balance sheet and liquidity position remain strong. At December 31, 2004, estimated cash and cash equivalents, including short-term investments, totaled approximately $1.9 billion, while debt was $2.2 billion. The resultant net debt of approximately $300 million is the company’s lowest in three years. Any potential restatement is not expected to have an adverse effect on the company’s year-end cash position.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing-services companies. Major global brands include Draft, Foote Cone & Belding Worldwide, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe & Partners Worldwide, MAGNA Global, McCann Erickson, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Deutsch and Hill Holliday.

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Contact Information

General Inquiries:	Media, Analysts, Investors:	Analysts, Investors:
Julie Tu	Philippe Krakowsky	Jerry Leshne
(212) 827-3776	(212) 704-1328	(212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This press release contains forward-looking statements. Interpublic’s representatives may also make forward-looking statements orally from time to time. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under the heading “Risk Factors” in Interpublic’s annual report on Form 10-K and in Interpublic’s other SEC filings. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

  Interpublic’s ability to attract new clients and retain existing clients;
  Interpublic’s ability to retain and attract key employees;
  risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates and currency exchange rates;
  risks arising from material weaknesses in Interpublic’s internal control over financial reporting;
  potential adverse effects if Interpublic is required to recognize additional impairment charges or other adverse accounting-related developments;
  risks associated with an inability to achieve lower costs and expenses as a result of Interpublic’s restructuring program;
  potential adverse developments in connection with the ongoing SEC investigation;
  potential downgrades in the credit ratings of Interpublic’s securities;
  development from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and
  the successful completion and integration of acquisitions which complement and expand Interpublic’s business capabilities.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under the heading “Risk Factors” in Interpublic’s 2003 Form 10-K, September 2004 Form 10-Q and other SEC filings.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax